Investor Relations Contact: Stephen Golden (617) 535-4799 sgolden@ironmountain.com	Iron Mountain Media Contacts: Melissa Burman (617) 535-8310 mburman@ironmountain.com Ray Yeung Brainerd Communicators 212-739-6735 yeung@braincomm.com	Connected Media Contact: Karen McPhillips (508) 808-7312 kmcphillips@connected.com

Iron Mountain to Acquire Connected Corporation

Acquisition Broadens Iron Mountain’s Digital Solution Portfolio to Support Customer Needs;
Solidifies Leadership in the Online Backup and Recovery Market

BOSTON, MA—October 12, 2004 – Iron Mountain Incorporated (NYSE: IRM) today announced the signing of a definitive agreement to acquire Framingham, MA-based Connected Corporation in a cash transaction valued at approximately $117 million. The acquisition builds on Iron Mountain’s mission to protect its customers’ information and to protect its customers through compliant information management. Connected is a technology and market leader in the protection, archiving and recovery of distributed data.

“Bringing Connected into the Iron Mountain family is reflective of Iron Mountain’s long-term strategy ‘to go where our customers need us to be’ in the archiving and data protection market,” commented Richard Reese, chairman and CEO of Iron Mountain. “Traditionally, that has meant increasing the Company’s geographic footprint for our physical records management and off-site data protection businesses. Today, that means helping customers manage and protect all of their information – both physical and digital – regardless of format or location.”

Reese continued, “This is a logical move for Iron Mountain because it extends our protection to distributed data, which is a particularly difficult management challenge and area of vulnerability for our customers. Our new combination of offerings ensures better information protection, access, availability and compliance.”

Given today’s regulatory, corporate governance and security climate, the need to manage and protect business records and information in all formats and locations is paramount. With as much as 60 percent of corporate information residing on laptops, desktops and other edge-of-the-network devices, businesses need the ability to backup, archive and recover this distributed data. This acquisition is a natural extension of Iron Mountain’s strategy to expand its digital solutions and integrate them with its systems for managing physical information assets. As a result, customers will be able to realize more value from their information through better access and use; reduce the cost of storage and management; and at the same time, maintain compliance with laws and regulations.

“What a smart move.  Connected, with its millions of user licenses, married to the king of all records management players, is a boon for both companies,” noted Steve Duplessie, founder and senior analyst, Enterprise Strategy Group, Inc. “It opens up an explosive new market opportunity for Iron

Mountain and lets Connected walk into doors that it never would have been able to open as a stand-alone player.  Iron Mountain continues to be one consistently impressive deal-maker.”

The addition of Connected’s software products to Iron Mountain’s portfolio offers further flexibility to customers who would prefer to in-source online data backup or archiving solutions rather than choose an outsourced service. Connected is well known for its Connected DataProtector/PC™ product, an industry-leading desktop and laptop data protection solution that is offered as both a subscription service and as licensed software. Currently, Iron Mountain delivers this service to its customers via a partnership with Connected. The DataProtector product also supports the backup and recovery of Windows® servers, which will complement Iron Mountain’s current service offering for online server backup.

In addition, the Connected ArchiveStore/EM™ software for email archiving will complement Iron Mountain’s Digital Archives, an outsourced service designed for managing multiple types of information assets, including e-mail, statements and digital images.

“Companies are racing to offer a broader value proposition for information management but most are approaching this from a niche perspective,” said Doug Chandler, program director, Storage and Data Management Services, IDC.  “Iron Mountain and Connected are approaching this differently than many others, and it is a smart approach. The combination better addresses both compliance and data protection needs for customers.  Aside from the synergies of the technology and service offerings, the companies have similar entrepreneurial cultures, and we expect that this union will further establish Iron Mountain as a leader in delivering compliant information management.”

“Strategic opportunities like this are rare. By joining forces with Iron Mountain, we gain more resources to deliver on a vision and roadmap for protection, archiving and recovery of all distributed data, which will greatly benefit our customers,” said Bob Brennan, chairman and CEO of Connected Corporation. “This is also a phenomenal opportunity for our employees to see the broader impact of the solutions they develop, market and support. It’s a really exciting time for our company and employees.”

Iron Mountain will acquire all of the outstanding capital stock of Connected Corporation for total cash consideration of $117 million. For the six months ended June 30, 2004, Connected Corporation reported total revenues of approximately $18 million. The transaction has received the necessary board and shareholder approvals and is subject only to regulatory review and customary closing conditions. Iron Mountain expects to complete this transaction in the fourth quarter of 2004. Additional information regarding this transaction will be provided during the Company’s third quarter earnings call on October 28, 2004 and at its 7th Annual Investor Day on November 18, 2004.

About Connected Corporation
Connected Corporation is the leading provider of storage software for automated protection, archiving and recovery of distributed data. The company’s powerful, yet easy-to-use solutions help customers protect and centrally manage data from desktop and laptop PCs, Windows servers and email systems, while eliminating costs and burdens associated with capturing and recovering highly distributed data. Customers range from mid-size businesses to more than 600 of the world’s largest corporations, including Boeing, Deutsche Telekom, EDS, EMC, Hewlett-Packard, SAP, Schlumberger and Toyota. The company’s solutions are offered as a subscription service or as licensed software. Connected is based in Framingham, Massachusetts, with multiple U.S. and international offices.

About Iron Mountain
Iron Mountain Incorporated (NYSE:IRM) is the world’s trusted partner for outsourced records and information management services. The Company’s mission is to protect its customers’ information and protect its customers through compliant information management. Founded in 1951, Iron Mountain has grown to service more than 200,000 customer accounts throughout the United States, Canada, Europe and Latin America. The Company offers records management services for both physical and digital media, disaster recovery support services, and consulting — services that help businesses save money and manage risks associated with legal and regulatory compliance, protection of vital information, and business continuity challenges. For more information, visit the Company’s Web site at www.ironmountain.com.

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